UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

WRIGHT MEDICAL GROUP, INC.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com

NOTICE OF
2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2006

To Our Stockholders:

The 2006 Annual Meeting of Stockholders of Wright Medical Group, Inc. (the “Company”) will be held at the Doubletree Hotel, located at 5069 Sanderlin Avenue, Memphis, Tennessee, on May 11, 2006, beginning at 3:30 p.m. (Central Time). At the meeting, the Company’s stockholders will vote on the following proposals to:

1.  Elect seven directors to serve on the Board of Directors of the Company for a term of one year; and

2.  Ratify the selection of KPMG LLP as the Company’s independent auditor for 2006.

Stockholders also will transact any other business that properly comes before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL THE PROPOSALS.

Only stockholders of record at the close of business on March 27, 2006, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at the office of the Company’s legal counsel, Baker Donelson Bearman Caldwell & Berkowitz, PC, 165 Madison Avenue, 22nd Floor, Memphis, Tennessee, during ordinary business hours beginning May 1, 2006, as well as at the Doubletree Hotel during the meeting on May 11, 2006.

YOUR VOTE IS IMPORTANT.  REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By Order of the Board of Directors,

Jason P. Hood
Secretary

April 21, 2006

ii

Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com

PROXY STATEMENT
FOR
2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2006

This Proxy Statement is being furnished in connection with the solicitation of proxies by Wright Medical Group, Inc. (the “Company”), on behalf of its Board of Directors, for use at the 2006 Annual Meeting of Stockholders and any postponement or adjournment thereof. The meeting will be held at the Doubletree Hotel, located at 5069 Sanderlin Avenue, Memphis, Tennessee, on May 11, 2006, beginning at 3:30 p.m. (Central Time).

At the meeting, the Company’s stockholders will vote on proposals to (1) elect seven directors to serve on the Board of Directors of the Company for a term of one year and (2) ratify the selection of KPMG LLP as the Company’s independent auditor for 2006. The proposals are set forth in the accompanying Notice of 2006 Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. Stockholders also will transact any other business, not known or determined at the time of this proxy solicitation, that properly comes before the meeting, although the Board of Directors knows of no such other business to be presented.

When you submit your proxy, by either voting by telephone or executing and returning the enclosed proxy card, you will authorize the proxy holders — F. Barry Bays, the Executive Chairman of the Board; John K. Bakewell, the Executive Vice President and Chief Financial Officer of the Company; and Jason P. Hood, the Vice President, General Counsel and Secretary of the Company — to represent you and vote your shares of the Company’s common stock on these proposals at the meeting in accordance with your instructions. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponement or adjournment of the meeting.

The Company’s 2005 Annual Report, which includes the Company’s audited consolidated financial statements, accompanies this Proxy Statement. Although the 2005 Annual Report is being distributed with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated herein by reference.

The Company will provide, without charge, a copy of its annual report on Form 10-K for the year ended December 31, 2005, to any stockholder of the Company who so requests. All stockholder requests should be sent to the Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

This Proxy Statement and the accompanying materials are first being sent or given to the Company’s stockholders on or about April 21, 2006.

YOUR VOTE IS IMPORTANT.  REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE OR COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, the Company’s stockholders will vote on the following proposals to:

1.	Elect seven directors to serve on the Board of Directors of the Company for a term of one year; and

2.	Ratify the selection of KPMG LLP as the Company’s independent auditor for 2006.

In addition, the Company’s management will report on the performance of the Company during 2005 and will respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 27, 2006. Only stockholders of record at the close of business on March 27, 2006, are entitled to receive notice of the meeting and to vote at the meeting the shares of the Company’s common stock that they held on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 27, 2006, there were 34,204,132 outstanding shares of common stock.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, such entity, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. Both Proposal 1 (election of directors) and Proposal 2 (ratification of the selection of the independent auditor) are discretionary items on which your nominee will be entitled to vote your shares even in the absence of instructions from you. As of the date hereof, there is no proposal to be voted on at the meeting that is a non-discretionary item on which your nominee will not have discretion to vote in the absence of voting instructions from you.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock outstanding on the record date of March 27, 2006, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given.

How do I vote my shares?

If you are a registered stockholder, you may vote by telephone.  If you are a registered stockholder (i.e., your shares are held in your own name), you may vote by telephone by following the instructions included on the proxy card. You do not need to return your proxy card if you vote by telephone.

If your shares are held in “street name,” you may be eligible to provide voting instructions to your nominee by telephone or on the Internet.  If you are a beneficial owner of shares held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank, or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through ADP Investor Communications Services (“ADP”) that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the ADP program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you. You do not need to return your proxy card if you provide voting instructions to your nominee by telephone or on the Internet.

You may vote by mail.  If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

You may vote in person at the meeting.  If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, the Company will pass out written ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares.

Can I change my vote after I submit my proxy?

Yes, you can revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by voting again by telephone, because only your latest telephone vote will be counted; (2) by properly completing, signing, dating, and returning another proxy card with a later date; (3) if you are a registered stockholder, by voting in person at the meeting; (4) if you are a registered stockholder, by giving written notice of such revocation to the Corporate Secretary of the Company prior to or at the meeting; or (5) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before the polls are closed.

Who will count the votes?

American Stock Transfer & Trust Company (“AST”), the registrar and transfer agent for the Company’s common stock, will tabulate and certify the stockholder votes submitted by proxy. A representative of AST will serve as the inspector of election at the meeting.

How does the Board of Directors recommend that I vote on the proposals?

Your Board of Directors recommends that you vote:

1.	FOR the election of the seven director nominees to serve on the Board of Directors of the Company for a term of one year; and

2.	FOR the ratification of the selection of KPMG LLP as the Company’s independent auditor for 2006.

What happens if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals.

Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

Election of Directors.  The seven director nominees will be elected to serve on the Board of Directors for a term of one year if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the seven director nominees will be elected if they receive more votes than any other person at the meeting. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

Ratification of Selection of Independent Auditor.  The selection of KPMG LLP as the Company’s independent auditor for 2006 will be ratified if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter are voted in favor of the proposal.

How will abstentions be treated?

You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may abstain from voting on Proposal 2 (ratification of the selection of the independent auditor). With respect to Proposal 1, because the directors are elected by a plurality vote, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on the proposal. In the case of an abstention on Proposal 2, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. Because your shares would be voted but not in favor of Proposal 2, your abstention would have the same effect as a negative vote in determining the outcome of the vote on the proposal.

How will broker non-votes be treated?

A “broker non-vote” occurs when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors) and Proposal 2 (ratification of the selection of the independent auditor) are discretionary items for which a nominee will have the discretion to vote even without voting instructions from the beneficial owner. Accordingly, there will not be broker non-votes with regard to Proposals 1 and 2. As of the date hereof, there is no proposal to be voted on at the meeting that is a non-discretionary item on which a nominee will not have the discretion to vote in the absence of voting instructions from the beneficial owner. However, if a proposal that is a non-discretionary item is submitted to the stockholders for a vote at the meeting, it would be possible for there to be broker non-votes with respect to the proposal. In the case of a broker non-vote, the shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. The effect of a broker non-vote on the outcome of the vote on the proposal would depend on the applicable voting standard for the proposal. For instance, if the approval of the proposal required the affirmative vote of a majority of the outstanding shares, a broker non-vote would have the effect of a negative vote in determining the outcome of the vote on the proposal. On the other hand, if the approval of the proposal required the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal, a broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on the proposal.

STOCK OWNERSHIP

Directors, Executive Officers, and Other Stockholders

The following table provides information about the beneficial ownership of the Company’s common stock as of March 31, 2006, by each director of the Company, each existing and former executive officer of the Company named in the “Summary Compensation Information” table in this Proxy Statement, all directors and existing and former executive officers of the Company as a group, and each person known to management of the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

		Percentage
	Number of Shares	of Shares
Name of Beneficial Owner	Beneficially Owned(1,2)	Outstanding(3)

Directors and Executive Officers:
F. Barry Bays	919,773	2.6%
Gary D. Henley	—	—
John K. Bakewell	221,749	*
Jeffrey G. Roberts	126,762	*
Jason P. Hood(4)	75,787	*
William J. Flannery	45,179	*
Laurence Y. Fairey(5)	—	—
R. Glen Coleman(6)	160,477	*
Brian T. Ennis(7)	51,000	*
Martin J. Emerson	—	—
Beverly A. Huss	—	—
David D. Stevens	11,250	*
James E. Thomas	146,002	*
Thomas E. Timbie	46,924	*
James T. Treace(8)	405,338	1.2
All directors and executive officers as a group (17 persons)(4-8)	2,365,203	6.9

Other Stockholders:

Capital Research and Management Company(9)	3,505,000	10.2
333 South Hope Street
Los Angeles, CA 90071

Neuberger Berman, LLC(10)	2,556,493	7.5
605 Third Avenue
New York, NY 10158

Merrill Lynch Investment Managers(11)	1,994,915	5.8
4 World Financial Center
New York, NY 10080

*	Less than 1% of the outstanding shares of common stock.

(1)	A person’s beneficial ownership of common stock is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as indicated elsewhere in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting power and sole investment power with respect to the shares of common stock that they beneficially own.

(2)	The shares of common stock shown in the table include the following numbers of shares that the indicated persons have the right to acquire as of March 31, 2006, or within 60 days thereafter (i.e., May 30, 2006), upon the exercise of options granted by the Company: Mr. Bays — 899,773 shares; Mr. Bakewell — 176,591 shares; Mr. Roberts — 124,773 shares; Mr. Hood — 73,998 shares; Mr. Flannery — 43,056 shares; Mr. Coleman — 116,250 shares; Mr. Stevens — 11,250 shares;

Mr. Thomas — 25,568 shares; Mr. Timbie — 40,113 shares; Mr. Treace — 221,931 shares; and all directors and executive officers as a group — 1,868,118 shares.

(3)	The percentage of outstanding shares of common stock beneficially owned by each person is calculated based on the 34,204,507 outstanding shares of common stock as of March 31, 2006, plus the shares of common stock that such person has the right to acquire as of such date or within 60 days thereafter (i.e., May 30, 2006) upon the exercise of options granted by the Company.

(4)	The shares of common stock beneficially owned by Mr. Hood include 150 shares owned by his wife and 100 shares owned by his daughter. Mr. Hood disclaims beneficial ownership of the shares owned by his wife and daughter.

(5)	Mr. Fairey resigned from his position as the President and Chief Executive Officer of the Company on October 5, 2005.

(6)	Mr. Coleman was terminated from his position as the President — U.S. Sales and Marketing of the Company on October 17, 2005.

(7)	Mr. Ennis resigned from his position as the President — International of the Company and became an Assistant to the President on April 1, 2005, and was terminated from the latter position on July 31, 2005.

(8)	The shares of common stock beneficially owned by Mr. Treace include 103,622 shares owned by J&A Group, LLC, a private investment and consulting company controlled by Mr. Treace and his wife, and 90 shares owned by his wife. Mr. Treace disclaims beneficial ownership of the shares owned by his wife.

(9)	The shares of common stock beneficially owned by Capital Research and Management Company (“Capital”) consist of shares owned in various investment accounts for which Capital serves as the investment adviser. Capital has sole voting power and sole investment power with regard to 3,505,000 shares owned in the investment accounts that it serves.

(10)	The shares of common stock beneficially owned by Neuberger Berman, Inc. (“Neuberger”) consist of shares owned in various investment accounts for which Neuberger’s affiliates serve as sub-adviser or investment manager. Neuberger has sole voting power with respect to 59,403 shares, shared voting power with regard to 2,210,290 shares, and shared investment power with respect to 2,556,493 shares owned in the investment accounts that its affiliates serve.

(11)	The shares of common stock beneficially owned by Merrill Lynch Investment Managers (“Merrill”) consist of shares owned in various investment accounts for which Merrill serves as the investment adviser. Merrill has shared voting power and shared investment power with regard to 1,994,915 shares owned in the investment accounts that it serves.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers and the beneficial owners of more than 10% of the Company’s registered equity securities (the “reporting persons”) file with the Securities and Exchange Commission (the “SEC”) initial reports of, and subsequent reports of changes in, their beneficial ownership of the Company’s equity securities. The reporting persons are required to furnish the Company with copies of all such Section 16(a) reports. Based solely on the Company’s review of the copies of such Section 16(a) reports and written representations from certain reporting persons furnished to the Company, the Company believes that the reporting persons complied with all applicable Section 16(a) filing requirements during 2005 and prior years, except that Richard B. Emmitt, a former director of the Company who resigned on March 9, 2006, inadvertently did not timely report his receipt of a stock option granted under the Company’s 1999 Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”), on September 1, 2005. Mr. Emmitt’s stock option grant now has been accurately reported.

BOARD OF DIRECTORS

General

The Board of Directors of the Company currently consists of eight directors. The Company’s directors are F. Barry Bays, Martin J. Emerson, Gary D. Henley, Beverly A. Huss, David D. Stevens, James E. Thomas, Thomas E. Timbie, and James T. Treace. The directors are elected at each annual meeting of stockholders and serve for a term of one year until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office. Messrs. Bays, Stevens, Thomas, Timbie, and Treace were elected by the Company’s stockholders at the 2005 annual meeting of stockholders, while Messrs. Emerson and Henley and Ms. Huss were elected by the Board of Directors in April 2006 to fill existing vacancies on the Board of Directors. James E. Thomas has notified the Company that he will not stand for reelection and will retire from the Board of Directors at this meeting, at which time the number of directors constituting the Board of Directors will be reduced to seven.

Director Independence

It is the policy of the Board of Directors that a majority of the directors be independent as defined in the listing standards of the Nasdaq Stock Market (“Nasdaq”). The Board of Directors has determined that five directors — Martin J. Emerson, Beverly A. Huss, David D. Stevens, James E. Thomas, and Thomas E. Timbie — are independent as defined in Nasdaq’s listing standards.

Meetings Attended by Directors

The Board of Directors holds meetings on a quarterly basis and on other occasions as necessary or appropriate. The Board of Directors met six times in 2005. The Board of Directors has four standing committees — the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee met seven, eleven, and one times, respectively, in 2005. The Executive Committee did not meet in 2005. Director attendance at all Board of Directors and committee meetings in 2005 was in excess of 95%. Each director attended at least 75% of the total number of meetings of the Board of Directors and its committees on which he or she served in 2005.

The independent directors of the Company have regularly scheduled meetings at which only they are present. The independent directors of the Company met two times in 2005.

The directors of the Company are encouraged to attend the Company’s annual meeting of stockholders absent exceptional cause. In 2005, three directors attended the annual meeting of stockholders.

Board of Directors Committees

The Board of Directors delegates certain of its functions to its standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Information regarding the responsibilities of these committees and their members is provided below.

Executive Committee.  The Executive Committee exercises all the powers of the Board of Directors in the management of the business and affairs of the Company during the intervals between meetings of the Board of Directors, subject to such restrictions or limitations as the Board of Directors may specify from time to time or as otherwise limited by Delaware law. The Executive Committee is composed of three directors who are appointed by the Board of Directors. The members of the Executive Committee are F. Barry Bays (chairman), Gary D. Henley, and James T. Treace.

Audit Committee.  The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. In this role, the Audit Committee monitors and oversees the integrity of the Company’s financial statements and related disclosures, the qualifications, independence, and performance of the Company’s independent auditor, the performance of the Company’s internal auditing function, and the Company’s compliance with applicable legal requirements and its business conduct policies. The Audit

Committee has a written charter which was last amended and restated by the Board of Directors on February 11, 2004. A copy of the charter was attached as Appendix A to the Company’s Proxy Statement for its 2004 annual meeting of stockholders. The Audit Committee is composed of three directors who are appointed by the Board of Directors. The members of the Audit Committee are Thomas E. Timbie (chairman), David D. Stevens, and James E. Thomas, all of whom are independent as defined in Nasdaq’s listing standards and meet the independence criteria set forth in the SEC’s rules. Richard B. Emmitt, a former director of the Company who resigned on March 9, 2006, was a member of the Audit Committee in 2005 and until his resignation. Mr. Stevens was elected a member of the Audit Committee on March 20, 2006. The Board of Directors has determined that one member of the Audit Committee, Thomas E. Timbie, is an audit committee financial expert as defined in the SEC’s regulations. The report of the Audit Committee appears beginning on page 10 of this Proxy Statement.

Compensation Committee.  The Compensation Committee oversees the Company’s general programs of compensation and benefits for all employees and determines the compensation of the Company’s executive officers and directors. The Compensation Committee is composed of three directors who are appointed by the Board of Directors. The members of the Compensation Committee are David D. Stevens (chairman), Beverly A. Huss, and James E. Thomas, all of whom are independent as defined in Nasdaq’s listing standards. Elizabeth H. Weatherman, a former director of the Company who resigned on April 6, 2006, was a member of the Compensation Committee in 2005 and until her resignation. Ms. Huss was elected a member of the Compensation Committee on April 6, 2006. The reports of the Compensation Committee appear beginning on pages 11 and 24 of this Proxy Statement.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee oversees the corporate governance processes of the Company. In this role, the Nominating and Corporate Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors, makes recommendations regarding the establishment and membership of the Board of Directors’ committees, develops and reviews corporate governance principles applicable to the Company, and leads the annual review of the performance of the Board of Directors and its committees. The Nominating and Corporate Governance Committee has a written charter which was revised by the Board of Directors on February 7, 2006. A copy of the charter is posted on the Company’s website at www.wmt.com/corporate/nominatingandcorporategovernancecharter.pdf. The information on the Company’s website, however, is not a part of this Proxy Statement. The Nominating and Corporate Governance Committee is composed of two directors who are appointed by the Board of Directors. The members of the Nominating and Corporate Governance Committee are Thomas E. Timbie (chairman) and Beverly A. Huss, both of whom are independent as defined in Nasdaq’s listing standards. Richard B. Emmitt and Elizabeth H. Weatherman, former directors of the Company who resigned on March 9, 2006, and April 6, 2006, respectively, were members of the Nominating and Corporate Governance Committee in 2005 and until their respective resignations. Ms. Huss was elected a member of the Nominating and Corporate Governance Committee on April 6, 2006.

Director Nominations

The Board of Directors will consider all potential candidates for nomination by the Board of Directors for election as directors who are recommended by the Company’s stockholders, directors, officers, and employees. All director recommendations must be made in accordance with the provisions of Article II, Section 5 of the Company’s bylaws, which sets forth requirements concerning the information about the candidate to be provided and the timing for the submission of the recommendations. All director recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Nominating and Corporate Governance Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Nominating and Corporate Governance Committee’s review typically will be based on the written materials provided with respect to a potential director candidate. The Nominating and Corporate Governance Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

The Board of Directors has adopted the following series of minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Nominating and Corporate Governance Committee:

•	Directors should possess the highest personal and professional ethics, integrity, and values.

•	Directors should have an inquisitive and objective perspective, practical wisdom, and mature judgment.

•	Directors should have expertise and experience at policy-making levels in areas that are relevant to the Company’s business.

•	Directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business.

•	Directors should be committed to representing the long-term interests of the Company’s stockholders.

•	Directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time.

•	Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

•	Directors who also serve as the chief executive officer, chief operating officer, or chief financial officer of another enterprise should not serve on more than two boards of public companies in addition to the Company’s Board of Directors, and other directors should not serve on more than four boards of public companies in addition to the Company’s Board of Directors.

In making its determinations regarding director nominees, the Board of Directors will consider whether a potential candidate has previously served as a director of the Company. The Board of Directors does not believe, however, that directors should expect to be automatically renominated on an annual basis. Instead, the annual self-assessment of the performance of the Board of Directors and its committees is an important determinant of director tenure.

Director Compensation

The Company compensates its directors for their services as members of the Board of Directors and its committees with a combination of annual retainers and stock options. Directors who are not employees of the Company are eligible to receive compensation for their services as directors, while directors who are employees of the Company are ineligible to receive separate director compensation. The Company’s director compensation program, which was last modified as of April 1, 2006, is as follows:

•	Directors — Eligible directors are paid an annual retainer of $25,000. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees. In addition, eligible directors are granted a stock option to purchase 20,000 shares of common stock upon their initial election to the Board of Directors and, provided that they have served as a director for at least one year, a stock option to purchase 12,500 shares of common stock upon each subsequent re-election to the Board of Directors. The stock options are granted pursuant to the Equity Incentive Plan, have an exercise price equal to the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan, and vest and become exercisable in equal annual installments over a period of four years after the grant date for the initial 20,000-share stock option and in a single installment one year after the grant date for the subsequent 12,500-share stock option.

•	Executive Committee — The members of the Executive Committee are not paid any separate compensation in such capacity.

•	Audit Committee — The members of the Audit Committee are paid a supplemental annual retainer of $20,000 for the chairman and $8,000 for the other members.

•	Compensation Committee — The members of the Compensation Committee are paid a supplemental annual retainer of $5,000 for the chairman and $2,000 for the other members.

•	Nominating and Corporate Governance Committee — The members of the Nominating and Corporate Governance Committee are paid a supplemental annual retainer of $5,000 for the chairman and $2,000 for the other members.

Corporate Governance Principles

In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board of Directors has approved and adopted Corporate Governance Principles. The Corporate Governance Principles are posted on the Company’s website at www.wmt.com/corporate/corporategovernanceprinciples.pdf. The information on the Company’s website, however, is not a part of this Proxy Statement.

Stockholder Communications

Stockholders may communicate with the Board of Directors or any individual director regarding any matter relating to the Company that is within the responsibilities of the Board of Directors. Stockholders, when acting solely in such capacity, should send their communications to the Board of Directors or an individual director c/o Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Corporate Secretary will discuss with the Executive Chairman of the Board or the individual director whether the subject matter of a stockholder communication is within the responsibilities of the Board of Directors. The Corporate Secretary will forward a stockholder communication to the Executive Chairman of the Board or the individual director if such person determines that the communication meets this standard.

Audit Committee Report

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. KPMG LLP (“KPMG”), the Company’s independent auditor, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee of the Board of Directors is to oversee the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005, and management’s assessment of the Company’s internal control over financial reporting. Management and KPMG represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005, were prepared in accordance with accounting principles generally accepted in the United States of America. Management and KPMG also represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of December 31, 2005. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (“SAS”) Nos. 61, 89 and 90 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. SAS Nos. 61, 89 and 90 set forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from KPMG required by Independence Standards Board (“ISB”) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires the independent auditor to disclose in writing to the Audit Committee all relationships between the auditor and the Company that, in the auditor’s judgment, reasonably may be thought to bear on independence and to discuss the auditor’s independence with the Audit Committee. The Audit Committee discussed with KPMG its independence and considered in advance whether the provision of any non-audit services by KPMG is compatible with maintaining their independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and KPMG. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that KPMG is in fact independent.

Based on the reviews and discussions of the Audit Committee described above, in reliance on the unqualified opinion of KPMG dated February 27, 2006, regarding the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005, and subject to the limitations on the responsibilities of the Audit Committee discussed above and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that such financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission.

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors. Richard B. Emmitt, a former director of the Company who resigned on March 9, 2006, was a member of the Audit Committee in 2005 and until his resignation. David D. Stevens was elected a member of the Audit Committee on March 20, 2006.

Thomas E. Timbie (chairman)
David D. Stevens
James E. Thomas

Compensation Committee Report on Executive Compensation

Overview.  The Compensation Committee of the Board of Directors oversees the Company’s general programs of compensation and benefits for all employees and determines the compensation of the Company’s executive officers and directors. In making its determinations regarding executive compensation, the Compensation Committee has implemented a policy that attempts to serve the financial interests of the Company’s stockholders while providing appropriate performance and retention incentives to its executive officers.

Compensation Philosophy.  The Company’s executive compensation program is designed to attract and retain high caliber executives and motivate them to achieve superior performance for the benefit of the Company’s stockholders. The Compensation Committee believes that a significant portion of executive officers’ compensation potential on an annual basis should be at risk based on the Company’s performance. If the Company’s performance does not meet the criteria established by the Compensation Committee, incentive compensation will be adjusted accordingly.

Compensation Program.  The compensation for executive officers of the Company consists primarily of a base salary, a performance incentive bonus opportunity, and long-term incentive awards tied directly to the performance of the Company. The total cash compensation (i.e., base salary plus performance incentive bonus) paid to the Company’s executive officers is intended to be competitive with the total cash compensation paid to executive officers in similar positions at companies engaged primarily in the orthopaedic medical device industry with revenues similar to those of the Company. These components of executive compensation are discussed more fully below.

Base Salary.  The Compensation Committee determines the annual base salaries of the President and Chief Executive Officer and all other executive officers of the Company. The Compensation Committee considers the input of the President and Chief Executive Officer with respect to the base salaries of the other executive officers of the Company. In establishing the base salaries, the Compensation Committee seeks relevant compensation information such as (1) the scope of the executive officer’s position, (2) the executive officer’s responsibilities, (3) the executive officer’s experience and length of service with the Company, the industry, and the community, (4) the executive officer’s efforts and performance, (5) the executive officer’s team building skills, (6) the observance by the executive officer of the Company’s ethics and compliance programs, (7) the salaries paid by competitive companies to officers in similar positions, and (8) the base salaries paid to the Company’s other executive officers. Salaries are reviewed annually, and increases are based primarily on merit according to each executive officer’s achievement of performance objectives.

Performance Incentive Bonus.  The Company implemented an Executive Performance Incentive Plan for all of its officers, including executive officers, in 2005. The plan, which is administered by the Compensation Committee, provides that each year the Compensation Committee will establish a method for determining the total amount of performance incentive bonuses available to be paid to all officers under the plan (the “bonus pool”). The Compensation Committee is to establish the bonus pool based upon specific measures of the Company’s financial performance, among them being the Company’s sales, operating income, pre-tax income, net income, and earnings per share. For 2005, the Compensation Committee determined that the bonus pool would be established based upon the Company’s performance relative to a specific operating income target. The plan also provides for the Compensation Committee to establish individual performance goals, which include financial and operational performance measures, for each officer based upon his or her responsibility within the Company. Shortly after the end of the year, the Compensation Committee is to determine the amount of the performance incentive bonus for each officer by multiplying such officer’s percentage achievement of his or her individual performance goals by such officer’s allocable portion of the bonus pool. The Compensation Committee, in its sole and absolute discretion, may determine that the amount of an officer’s actual performance incentive bonus is less than or more than the amount earned by the officer under the plan. The amount of the performance incentive bonus payable to an officer may vary from zero to 200% of his or her annual base salary. For 2005, the Compensation Committee authorized the discretionary payment of performance incentive bonuses under the plan to the Company’s officers totaling approximately $395,000, which included approximately $186,000 paid to the Company’s executive officers.

Long-Term, Equity-Based Incentives.  The Company may grant long-term, equity-based incentive awards to its executive officers under the Company’s 1999 Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”). Under the Equity Incentive Plan, which is administered by the Compensation Committee, the Company may grant long-term, equity-based awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, phantom stock units, performance share units, and stock bonuses. Based on an assessment of competitive factors, the Compensation Committee determines an award that is suitable for providing an adequate incentive for the performance and retention of each executive officer. It is not intended that such awards be granted on the basis of past corporate performance or the size or amount of awards previously granted.

The Compensation Committee’s prevailing practice has been to award stock options in order to closely align the interests of the executive officers with those of the Company’s stockholders. For 2005, the Company granted stock options to purchase a total of 425,000 shares of common stock to eight executive officers. To encourage retention, the stock options may be granted with a vesting period of one or more years. Of those granted to executive officers for 2005, seven options to purchase a total of 265,000 shares will vest in equal installments over four years, while two options to purchase a total of 160,000 shares will vest after one year. The Compensation Committee has taken the position that stock options should be granted with an exercise price that is equal to the fair market value of the common stock on the grant date, which is calculated as the average of the highest and lowest reported sale prices on the trading day immediately prior to the grant date. The actual value of stock option compensation, therefore, depends on the market value of the common stock increasing after the grant date.

Compensation of Chief Executive Officers.  The Company had two Chief Executive Officers in 2005, Laurence Y. Fairey and F. Barry Bays. Mr. Fairey was the President and Chief Executive Officer until October 5, 2005, when he resigned from these positions and his position as a director of the Company. As of that date, Mr. Bays, who at the time was the Executive Chairman of the Board, relinquished his position and became the interim President and Chief Executive Officer of the Company. Mr. Bays served in this capacity through December 31, 2005, and until Gary D. Henley was elected the President and Chief Executive Officer of the Company on April 4, 2006.

Mr. Fairey had an employment agreement with the Company covering his service as the President and Chief Executive Officer. Mr. Fairey’s annual base salary for 2005 was $350,000, of which he received $266,312 for his service from the beginning of the year to his resignation on October 5, 2005. Mr. Fairey did not receive a bonus for

2005 under the Company’s Executive Performance Incentive Plan, nor did he receive any stock option grant under the Equity Incentive Plan in 2005. The Compensation Committee considers that the employment compensation paid to Mr. Fairey for the portion of 2005 during which he served as the President and Chief Executive Officer of the Company was reasonable and appropriate under the circumstances.

Upon Mr. Fairey’s resignation from the Company on October 5, 2005, the Company entered into a severance agreement with him. Under the agreement, in exchange for certain releases and covenants by Mr. Fairey, the Company agreed to provide him with severance consisting of (a) his base salary with respect to a period of 24 months after his termination at his base salary on the termination date, (b) the base salary equivalent of his earned and unused vacation for 2005, (c) paid continuation coverage under the Company’s group medical, dental and vision insurance plans pursuant to COBRA for a period of 18 months after his termination, and (d) $200 to be applied to Mr. Fairey’s legal costs for review of the agreement. The Company paid a total of $738,460 in severance to Mr. Fairey under the agreement. The Compensation Committee considers that the severance paid to Mr. Fairey upon his resignation from the Company were reasonable and appropriate under the circumstances.

Mr. Bays has an employment agreement with the Company covering both his former service as the interim President and Chief Executive Officer from October 5, 2005, to April 4, 2006, and his current service as the Executive Chairman of the Board from April 4, 2006, to the present. Mr. Bays’s annual base salary for 2005 as the interim President and Chief Executive Officer was $270,000, of which he received $64,043 for his service from October 5, 2005, to the end of the year. Mr. Bays also received a discretionary performance incentive bonus of $22,773 under the Executive Performance Incentive Plan for 2005. In addition, on October 20, 2005, the Company granted to Mr. Bays an option to purchase 100,000 shares of common stock under the Equity Incentive Plan. The exercise price of the stock option is $20.35 per share, which was the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan. The stock option will vest and become exercisable one year after the grant date. The Compensation Committee considers that the employment compensation paid to Mr. Bays for the portion of 2005 during which he served as the interim President and Chief Executive Officer of the Company was reasonable and appropriate under the circumstances.

* * *

The foregoing report is provided by the undersigned members of the Compensation Committee of the Board of Directors. Elizabeth H. Weatherman, a former director of the Company who resigned on April 6, 2006, was a member of the Compensation Committee in 2005 and until her resignation. Beverly A. Huss was elected a member of the Compensation Committee on April 6, 2006.

David D. Stevens (chairman)
Beverly A. Huss
James E. Thomas

Compensation Committee Interlocks and Insider Participation

David D. Stevens and James E. Thomas, current directors of the Company, and Elizabeth H. Weatherman, a former director of the Company, served as members of the Compensation Committee of the Board of Directors in 2005. No member of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. In addition, no executive officer of the Company served during 2005 as a director or a member of the compensation committee of any entity that had an executive officer serving as a director of the Company or a member of the Compensation Committee of the Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the seven individuals listed below for election as directors of the Company. Each nominee is an existing director of the Company, with Messrs. Bays, Stevens, Timbie, and Treace having been elected by the Company’s stockholders at the 2005 annual meeting of stockholders and Messrs. Emerson and Henley and Ms. Huss having been elected by the Board of Directors in April 2006 to fill existing vacancies on the Board of Directors. Each nominee has consented to serve on the Board of Directors. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. James E. Thomas, an existing director of the Company, will not stand for reelection and will retire from the Board of Directors at this meeting, at which time the number of directors constituting the Board of Directors will be reduced to seven.

F. Barry Bays.  Mr. Bays, age 59, has been a director of the Company since 2000 and its Executive Chairman of the Board since April 4, 2006. He served the Company as the interim President and Chief Executive Officer from October 2005 to April 4, 2006, the Executive Chairman of the Board from July 2004 to October 2005, and the President and Chief Executive Officer from 2000 to July 2004. He has 41 years of experience in the orthopaedic medical device industry. Mr. Bays was the Senior Vice President and Chief Operating Officer of Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. Medtronic, Inc., acquired Xomed Surgical Products, Inc., a leading manufacturer of surgical products used by ear, nose, and throat (“ENT”) surgeons, in 1999 and thereafter changed its name to Medtronic Xomed, Inc. He was a director and the Vice President and Chief Operating Officer of TreBay Medical Corp., from 1993 to 1996. Mr. Bays was the Executive Vice President and Chief Operating Officer of Linvatec Corporation from 1990 to 1993 and the Senior Vice President and Chief Operating Officer of its predecessor, Concept, Inc., from 1981 to 1990. Bristol-Myers Squibb Company acquired Concept, Inc., a leading manufacturer of orthopaedic arthroscopy products, in 1990 and thereafter changed its name to Linvatec Corporation.

Martin J. Emerson.  Mr. Emerson, age 42, has been a director of the Company since April 13, 2006. He has been the President and Chief Executive Officer and a director of American Medical Systems Holdings, Inc., a medical device company, since January 2005, where he also served as the President and Chief Operating Officer from 2004 to January 2005, the Executive Vice President of Global Sales and Marketing and Chief Operating Officer from 2003 to 2004, and a Vice President and the General Manager of International from 2000 to 2002. Mr. Emerson has over 20 years of experience in the medical device industry. He was the General Manager and Finance Director in Singapore for Boston Scientific Corporation from 1998 to 2000. Mr. Emerson was the Vice President and Regional Financial Officer in Singapore for MasterCard International Incorporated from 1997 to 1998. He also held management positions with Baxter International from 1985 to 1997, most recently as the Vice President of Finance of its Hospital Business division.

Gary D. Henley.  Mr. Henley, age 57, has been a director and the President and Chief Executive Officer of the Company since April 4, 2006. He has 24 years of experience in the orthopaedic medical device industry. Mr. Henley was an executive with Orthofix International N.V., a diversified orthopaedic products company, from 1997 to March 2006, most recently serving as the President of its Americas Division. He was the President of the Endoscopy Video Division of Smith & Nephew Richards, Inc., from 1987 until 1996. Mr. Henley was the President and Chief Executive Officer of Cecorp, Inc., a maker of surgical visualization devices for the arthroscopic and endoscopic markets, from 1982 to 1987.

Beverly A. Huss.  Ms. Huss, age 46, has been a director of the Company since April 6, 2006. She has been a consultant to Pervasis Therapeutics Corporation, a biotechnology company focused on creating biologically active vascular technologies to treat cardiovascular disease, since March 2005. Ms. Huss also is employed by, but currently is on leave from, Guidant Corporation, a manufacturer of surgical and medical instruments, where she has held positions of increasing responsibility since 1986 and most recently was the President of its Endovascular Solutions division. Ms. Huss was an engineer with Honeywell Inc., from 1984 to 1986 and with Jones and Laughlin Steel, Inc., from 1982 to 1984. She is a director of Dade Behring, Inc., a public company, and the Chairman of the Board of the Santa Clara County (California) chapter of the American Heart Association.

David D. Stevens.  Mr. Stevens, age 52, has been a director of the Company since 2004. He has been the Chief Executive Officer of Accredo Health, Incorporated (“Accredo”), a provider of specialized pharmacy and related services to the biopharmaceutical industry, since 1996. Accredo, previously a public company, was acquired by Medco Health Solutions, Inc., in 2005. Mr. Stevens was a director of Accredo from 1997 to 2005 and its Chairman of the Board from 1999 to 2005. He also has held senior executive positions with Nova Factor, Inc., and Southern Health Systems, Inc., both subsidiaries of Accredo, since 1996 and 1983, respectively. Mr. Stevens is a director of Thomas & Betts Corporation, a public company.

Thomas E. Timbie.  Mr. Timbie, age 48, has been a director of the Company since 2000. He has been the President of Timbie & Company, LLC, a financial consulting firm, since 2000. Mr. Timbie was the interim Chief Financial Officer of ev3 Inc., an endovascular company, during 2005. He was the interim Chief Financial Officer of e-dr. Network, Inc., a business-to-business exchange in the optical device market, during 2000. Mr. Timbie was the Vice President and Chief Financial Officer of Xomed Surgical Products, Inc., from 1996 to 1999. He is a director of American Medical Systems Holdings, Inc., and ev3 Inc., both public companies.

James T. Treace.  Mr. Treace, age 60, has been a director of the Company since 1999. He served as the Chairman of the Board of the Company from October 2005 to April 4, 2006, and from 1999 to 2004. Mr. Treace has been the President of J&A Group, LLC, a private investment and consulting company, since 2000. He was the President of Medtronic Xomed, Inc., from 1999 to 2000 and the Chairman of the Board, Chief Executive Officer, and President of its predecessor, Xomed Surgical Products, Inc., from 1996 to 1999. Mr. Treace was the Chairman of the Board, Chief Executive Officer, and President of TreBay Medical Corp., a developer and manufacturer of ENT sinus endoscopy products, from 1993 to 1996. He was the President of Linvatec Corporation from 1990 to 1993 and the President and Chief Executive Officer of its predecessor, Concept, Inc., from 1981 to 1990. Mr. Treace is the Chairman of the Board of Kyphon Inc., a public company. He is the brother of John R. Treace, the Company’s Executive Vice President — North American Sales, and the uncle of John T. Treace, the Company’s Vice President — Marketing, Biologics and Extremities.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE SEVEN NOMINEES FOR DIRECTOR LISTED ABOVE. Each proxy solicited on behalf of the Board of Directors will be voted FOR the election of the seven director nominees unless the stockholder instructs otherwise in the proxy.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) as the independent auditor to perform the audit of the Company’s consolidated financial statements for 2006. KPMG has audited the Company’s consolidated financial statements since 2002. KPMG is a registered public accounting firm.

The Board of Directors is asking the stockholders to ratify the selection of KPMG as the Company’s independent auditor for 2006. Although not required by law, Nasdaq’s listing standards, or the Company’s bylaws, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2006. Each proxy solicited on behalf of the Board of Directors will be voted FOR the ratification of the selection of KPMG as the Company’s independent auditor for 2006 unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the selection, the matter will be reconsidered by the Audit Committee and the Board of Directors.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent auditor. In addition to retaining KPMG to audit the Company’s consolidated financial statements for 2005, the Audit Committee retained KPMG to provide other auditing and advisory services in 2005. The Audit Committee understands the need for KPMG to maintain objectivity and independence in its audits of the Company’s financial statements. The Audit Committee has reviewed all non-audit services provided by KPMG in 2005 and has concluded that the provision of such services was compatible with maintaining KPMG’s independence in the conduct of its auditing functions.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The table below sets forth the aggregate fees billed by KPMG for audit and non-audit services provided to the Company in 2005 and 2004.

Fees	2005	2004

Audit Fees	$1,107,200	$1,227,101
Audit-Related Fees	13,000	442,682
Tax Fees:
Tax Compliance Fees	65,000	62,936
All Other Tax Fees	76,000	89,650

Total Tax Fees	141,000	152,586
All Other Fees	23,100	—

Total	$1,284,300	$1,822,369

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Other Independence Measures

The Company has taken additional steps to ensure the independence of its independent auditor. The Audit Committee requires that the lead and concurring partners assigned to the audit of the Company’s consolidated financial statements be rotated off the independent auditor’s audit engagement at least every five years. The Board of Directors, upon the recommendation of the Audit Committee, also has adopted a policy restricting the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company’s consolidated financial statements.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers and Other Senior Management

The table below sets forth certain information concerning the executive officers and other senior management of the Company.

Name	Age	Position(s)

Executive Officers:
F. Barry Bays	59	Executive Chairman of the Board
Gary D. Henley	57	President and Chief Executive Officer
John K. Bakewell	44	Executive Vice President and Chief Financial Officer
John R. Treace	61	Executive Vice President — North American Sales
Jeffrey G. Roberts	47	Senior Vice President and Chief Technology Officer
William J. Flannery	52	Vice President — Logistics and Materials
Jason P. Hood	41	Vice President, General Counsel, and Secretary
Kyle M. Joines	38	Vice President — Manufacturing
Other Senior Management:
Paul R. Kosters	41	President — Europe, Middle East and Africa
Aldo M. Denti	38	Vice President — Marketing, OrthoRecon
Karen L. Harris	44	Vice President — International Sales and Distribution
John T. Treace	34	Vice President — Marketing, Biologics and Extremities
Lance A. Berry	33	Vice President and Corporate Controller
Joyce B. Jones	52	Vice President and Treasurer
Steven A. Kahn	48	Vice President — Regulatory Affairs and Quality Systems
William F. Scott	60	Vice President and General Manager — Sales and Marketing Services
Eric A. Stookey	35	Vice President — U.S. Sales

F. Barry Bays has been a director of the Company since 2000 and its Executive Chairman of the Board since April 4, 2006. He served the Company as the interim President and Chief Executive Officer from October 2005 to April 4, 2006, the Executive Chairman of the Board from July 2004 to October 2005, and the President and Chief Executive Officer from 2000 to July 2004. He has 41 years of experience in the orthopaedic medical device industry. Mr. Bays was the Senior Vice President and Chief Operating Officer of Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. Medtronic, Inc., acquired Xomed Surgical Products, Inc., a leading manufacturer of surgical products used by ear, nose, and throat (“ENT”) surgeons, in 1999 and thereafter changed its name to Medtronic Xomed, Inc. He was a director and the Vice President and Chief Operating Officer of TreBay Medical Corp., from 1993 to 1996. Mr. Bays was the Executive Vice President and Chief Operating Officer of Linvatec Corporation from 1990 to 1993 and the Senior Vice President and Chief Operating Officer of its predecessor, Concept, Inc., from 1981 to 1990. Bristol-Myers Squibb Company acquired Concept, Inc., a leading manufacturer of orthopaedic arthroscopy products, in 1990 and thereafter changed its name to Linvatec Corporation.

Gary D. Henley has been a director and the President and Chief Executive Officer of the Company since April 4, 2006. He has 24 years of experience in the orthopaedic medical device industry. Mr. Henley was an executive officer with Orthofix International N.V., a diversified orthopaedic products company, from 1997 to March 2006, most recently serving as the President of its Americas Division. He was the President of the Endoscopy Video Division of Smith & Nephew Richards, Inc., from 1987 until 1996. Mr. Henley was the President and Chief Executive Officer of Cecorp, Inc., a maker of surgical visualization devices for the arthroscopic and endoscopic markets, from 1982 to 1987.

John K. Bakewell has been the Executive Vice President and Chief Financial Officer of the Company since 2000. He was the Vice President of Finance and Administration and Chief Financial Officer of Altra Energy Technologies, Inc., a software and e-commerce solutions provider to the energy industry, from 1998 to 2000. Mr. Bakewell was the Vice President of Finance and Administration and Chief Financial Officer of Cyberonics, Inc., a publicly held manufacturer of medical devices for the treatment of epilepsy and other neurological disorders, from 1993 to 1998. He was the Chief Financial Officer of ZEOS International Ltd., a publicly held manufacturer and direct marketer of personal computers and related products, from 1990 to 1993. Mr. Bakewell is a director of ev3 Inc., a public company.

John R. Treace has been the Executive Vice President — North American Sales of the Company since October 2005. He served the Company as the Special Assistant to the President — U.S. Sales and Marketing from 2004 to October 2005 and the Vice President — U.S. Sales from 2000 to 2003. Mr. Treace was the Vice President of U.S. Sales for Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. He was the Vice President of Sales and Marketing of TreBay Medical Corp., from 1995 to 1996. Mr. Treace is the brother of James T. Treace, a director of the Company, and the father of John T. Treace, its Vice President — Marketing, Biologics and Extremities.

Jeffrey G. Roberts has been the Senior Vice President and Chief Technical Officer of the Company since November 2004. He served the Company as the Vice President — Research and Development from 2000 to November 2004 and the Vice President — Product Development in 2000. Mr. Roberts has 22 years of experience in the orthopaedic medical device industry and has been involved in the design, development, and manufacture of many orthopaedic devices, implants, and instruments for both total joint and arthroscopic applications. He was employed by Aquarius Medical Corporation, a development-stage medical device company, in various technical positions from 1996 to 2000, most recently as the Vice President of Research and Development and the Vice President of Clinical Affairs. Mr. Roberts was the President of Arthrotek, Inc., a subsidiary of Biomet Inc., from 1994 to 1996. He held various technical positions, including Vice President of Research and Development, with Linvatec Corporation and its predecessor, Concept, Inc., from 1988 to 1994.

William J. Flannery has been the Vice President — Logistics and Materials of the Company since September 2004. He served the Company as the Senior Director — Materials and Purchasing from 1994 to September 2004. Mr. Flannery has 28 years of experience in the orthopaedic medical device industry. He was employed by United States Surgical Corporation, a manufacturer of products used to perform minimally invasive surgical procedures, in various operational positions from 1978 to 1994, where he ultimately served as the Senior Director of Materials.

Jason P. Hood has been a Vice President of the Company since 2002 and its General Counsel and Secretary since 1998. He served the Company as Corporate Counsel in 1998. Mr. Hood was an attorney with Sedgwick Noble Lowndes, an international employee benefits consulting firm which was a division of Sedgwick, Inc., and is currently a part of Marsh & McClennan, Inc., from 1997 to 1998. He was an associate with the law firm of Glankler Brown, PLLC, from 1994 to 1997, where he concentrated his practice in employment law and general civil litigation. Mr. Hood is licensed to practice law in the State of Tennessee. Prior to starting his legal career, Mr. Hood held executive positions in strategic planning and human resources development with a multi-national specialty chemical company.

Kyle M. Joines has been the Vice President — Manufacturing of the Company since September 2004. He served the Company as the Senior Director — Manufacturing from 2001 to September 2004, the Director — Manufacturing from 1998 to 2001, and in various other production positions from 1993 to 1998. Mr. Joines was employed by Precision Castparts Corp., a global manufacturer of complex metal components and products, from 1990 to 1992, where he ultimately served as the Foundry Coordinator.

Paul R. Kosters has been the President — Europe, Middle East and Africa for the Company since July 2005. He was the Business Director of the European Spinal division of Medtronic, Inc., from 2002 to July 2005. Mr. Kosters was the Regional Director of Northern Europe of Medtronic Sofamor Danek, Inc., from 1997 to 2001. He held various positions with Stryker Corporation from 1992 to 1997, including serving as the Sales Director of Germany, the Sales Manager of Austria, Switzerland and Eastern Europe, and the Product Manager of the Spinal division.

Aldo M. Denti has been the Vice President — Marketing, OrthoRecon of the Company since October 2005. He served the Company as the Vice President and General Manager — OrthoRecon from November 2004 to October 2005 and the Senior Director — Large Joints in 2004. Mr. Denti has 15 years of experience in the orthopaedic medical device industry. He was employed by Medtronic Sofamor Danek, Inc., in various marketing positions from 1999 to 2004, most recently serving as the Vice President of Marketing for the Minimally Invasive Spinal Technologies division. Mr. Denti was employed by Howmedica Inc., a subsidiary of Stryker Corporation, in various marketing positions from 1991 to 1999, where he ultimately served as the Group Manager for the External Fixation Trauma line.

Karen L. Harris has been the Vice President — International Sales and Distribution of the Company since 1998. She served the Company as the Vice President — European Business Development from 1997 to 1998. Ms. Harris was employed by MicroAire Surgical Instruments, Inc., in various sales and marketing positions from 1990 to 1997, most recently serving as the Director of International Sales and Marketing.

John T. Treace has been the Vice President — Marketing, Biologics and Extremities of the Company since October 2005. He served the Company as the Vice President and General Manager — Biologics and Extremity Marketing from 2003 to October 2005 and the Senior Director — Biologics Marketing from 2001 to 2003. Mr. Treace was the Director of Marketing of Medtronic Xomed, Inc., and its predecessor, Xomed Surgical Products, Inc., from 1996 to 2000. He was the Director of Marketing of TreBay Medical Corp., from 1994 to 1996. Mr. Treace is the son of John R. Treace, the Company’s Executive Vice President — North American Sales, and a nephew of James T. Treace, a director of the Company.

Lance A. Berry has been a Vice President of the Company since April 2004 and its Corporate Controller since 2002. He was an accountant in the auditing division of Arthur Andersen, LLP, from 1995 to 2002, where he held various positions of increasing responsibility, most recently as Audit Manager, and his clients consisted primarily of multinational and public companies. Mr. Berry is a certified public accountant.

Joyce B. Jones has been the Vice President and Treasurer of the Company since 2002. She served the Company as the Vice President — Finance and Controller from 1998 to 2002 and in various other finance and accounting positions from 1989 to 1998. Ms. Jones was the Corporate Controller of Insituform Technologies, Inc., a provider of specialized pipeline rehabilitation technologies and services, from 1986 to 1989.

Steven A. Kahn has been the Vice President — Regulatory Affairs and Quality Systems of the Company since January 2005. He was employed by DePuy Orthopaedics, Inc., a subsidiary of Johnson & Johnson, in various regulatory and quality positions from 1991 to 2004, where he ultimately served as a Regulatory Affairs Director. Mr. Kahn was employed by Bayer HealthCare, a pharmaceutical and medical device company, in various quality control positions from 1981 to 1991.

William F. Scott has been the Vice President and General Manager — Sales and Marketing Services of the Company since November 2004. He served the Company as the Vice President — U.S. Sales from 2003 to 2004, the Senior Director — Sales Administration from 2001 to 2003, and the Senior Director — Regional Sales in 2001. Mr. Scott was the Vice President of Domestic Sales of Medtronic Xomed, Inc., from 1999 to 2001 and the Director of Sales Administration of its predecessor, Xomed Surgical Products, Inc., from 1997 to 1999. He was the Director of Sales of Interpore International, Inc., an orthopaedic medical device company, from 1996 to 1997. Mr. Scott was employed by Smith & Nephew Richards, Inc., and its predecessor, Richards Medical Company, Inc., in various sales and marketing positions from 1966 to 1996, most recently serving as the Vice President of International Sales of ENT.

Eric A. Stookey has been the Vice President — U.S. Sales of the Company since October 2005. He has served the Company in various other marketing and sales positions since 1995, including as the Senior Director of Sales — Central Region from 2003 to September 2005 and the Director of Marketing for Large Joint Reconstruction Products from 2001 to 2003. He was employed by DePuy Orthopedics, Inc., from 1993 to 1995.

Code of Business Conduct

The Company has adopted a Code of Business Conduct which applies to all directors, officers, employees and agents of the Company and its subsidiaries. The Code of Business Conduct satisfies the SEC’s requirements for a “code of ethics” and Nasdaq’s requirements for a “code of conduct.” The Code of Business Conduct is posted on the Company’s website at www.wmt.com/corporate/codeofconduct.pdf. The information on the Company’s website, however, is not a part of this Proxy Statement. The Code of Business Conduct may be waived for any director or officer only by the Board of Directors upon the recommendation of both its Nominating and Corporate Governance Committee and the Company’s Ethics Officer. The Board of Directors has no present intention to permit any waiver of the Code of Business Conduct for any director or officer.

Summary Compensation Information

The table below sets forth summary compensation information for the Company’s two Chief Executive Officers during 2005, the four other most highly compensated executive officers of the Company who were serving in such capacities on December 31, 2005, and two former executive officers of the Company who would have been among its four other most highly compensated executive officers in 2005 but for the fact that they were not serving in such capacities on December 31, 2005.

					Long-Term
					Compensation
					Shares of
		Annual Compensation			Common Stock	All Other
Name and Principal Positions	Year	Salary	Bonus	Other(1)	Underlying Options	Compensation(2)

F. Barry Bays(3)	2005	$140,139	$22,773	$8,705	100,000	$4,204
Executive Chairman	2004	185,000	108,150	11,255	120,000	5,550
of the Board	2003	270,000	202,500	10,200	50,000	5,100
John K. Bakewell	2005	230,500	37,456	8,960	80,000	6,150
Executive Vice President and	2004	214,375	124,311	10,460	45,000	6,150
Chief Financial Officer	2003	204,275	153,206	11,400	20,000	5,100
Jeffrey G. Roberts	2005	222,350	32,519	3,482	85,000	6,150
Senior Vice President and	2004	202,825	98,458	4,982	40,000	6,085
Chief Technology Officer	2003	187,375	126,478	4,500	20,000	5,100
Jason P. Hood	2005	171,750	25,118	4,307	10,000	5,153
Vice President,	2004	166,392	86,049	3,265	30,000	4,781
General Counsel and Secretary	2003	157,375	99,866	1,893	20,000	4,439
William J. Flannery	2005	179,875	26,307	4,313	5,000	5,396
Vice President — Logistics	2004	166,392	73,060	1,500	25,000	4,992
and Materials	2003	157,375	82,622	—	20,450	4,721
Laurence Y. Fairey(4)	2005	266,312	—	18,167	—	744,610	(5)
Former President and	2004	175,000	99,750	7,361	600,000	5,250
Chief Executive Officer	2003	—	—	—	—	—
R. Glen Coleman(6)	2005	189,542	—	6,832	80,000	293,846	(7)
Former President — U.S. Sales	2004	223,000	96,888	8,732	30,000	6,150
and Marketing	2003	199,937	125,153	7,200	45,000	5,100
Brian T. Ennis(8)	2005	131,075	—	9,501	—	228,904	(9)
Former President —	2004	222,275	111,983	19,951	30,000	6,150
International	2003	212,925	143,724	18,300	20,000	94,557	(10)

(1)	Except as otherwise noted, the other annual compensation paid to the Company’s executive officers consists of perquisites and other personal benefits in the nature of car allowances, life insurance policies, and other nominal benefits.

(2)	Except as otherwise noted, the other compensation paid to the Company’s executive officers consists of matching contributions under the Company’s 401(k) plan.

(3)	Mr. Bays has been the Executive Chairman of the Board since April 4, 2006, and previously was the interim President and Chief Executive Officer from October 2005 to April 4, 2006, the Executive Chairman of the Board from July 2004 to October 2005, and the President and Chief Executive Officer from 2000 to July 2004.

(4)	Mr. Fairey was the President and Chief Executive Officer from July 2004 until his resignation in October 2005.

(5)	Mr. Fairey’s other compensation in 2005 consists of $6,150 in matching contributions under the Company’s 401(k) plan and $738,460 in severance received in connection with the resignation of his employment with the Company.

(6)	Mr. Coleman was the Senior Vice President — Marketing from 2001 to 2003, the Senior Vice President — U.S. Sales and Marketing from 2003 to November 2004, and the President — U.S. Sales and Marketing from November 2004 until his termination in October 2005.

(7)	Mr. Coleman’s other compensation in 2005 consists of $5,686 in matching contributions under the Company’s 401(k) plan and $288,160 in severance received in connection with the termination of his employment with the Company.

(8)	Mr. Ennis was the President — International from 2001 to April 2005 and an Assistant to the President from April 2005 until his termination in July 2005.

(9)	Mr. Ennis’ other compensation in 2005 consists of $3,932 in matching contributions under the Company’s 401(k) plan and $224,972 in severance received in connection with the termination of his employment with the Company.

(10)	Mr. Ennis’ other compensation in 2003 consists of $89,457 in reimbursement of his relocation expenses and associated tax gross-up and $5,100 in matching contributions under the Company’s 401(k) plan.

Stock Option Grants in 2005

The table below sets forth information concerning the stock options grants in 2005 to the executive officers named in the “Summary Compensation Information” table and the potential realizable value of such stock options at assumed annual rates of stock price appreciation for the ten-year terms thereof.

					Potential Realizable
					Value at Assumed
		Percentage of All			Annual Rates of Stock
	Number of Stock	Stock Options	Exercise		Price Appreciation
	Options Granted	Granted to	Price Per	Expiration	for Option Term(2)
Name	in 2005	Employees in 2005	Share(1)	Date	5%	10%

F. Barry Bays	100,000	5.63%	$20.35	10/20/2015	$1,279,801	$3,243,266
John K. Bakewell	80,000	4.50	23.39	4/4/2015	1,176,788	2,982,211
Jeffrey G. Roberts	60,000	3.38	23.39	4/4/2015	882,591	2,236,658
	25,000	1.41	19.35	11/21/2015	304,228	770,973
Jason P. Hood	10,000	0.56	23.39	4/4/2015	147,098	372,776
William J. Flannery	5,000	0.28	23.39	4/4/2015	73,549	186,388
Laurence Y. Fairey	—	—	—	—	—	—
R. Glen Coleman	80,000	4.50	23.39	4/4/2015	1,176,788	2,982,211
Brian T. Ennis	—	—	—	—	—	—

(1)	The exercise price of each stock option granted to the named executive officers is equal to the fair market value, within the meaning of the Equity Incentive Plan, of the underlying shares of common stock on the grant date.

(2)	In accordance with the SEC’s regulations, these dollar figures represent hypothetical gains that could be achieved for the respective stock options if they were exercised at the end of the option term. The gains are based on assumed annual rates of stock price appreciation of 5% and 10% compounded annually from the date that the respective stock options were granted to their expiration date. They do not reflect the Company’s estimates or projections of future prices of the common stock. The gains are net of the stock option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. The actual gains, if any, realized upon stock option exercises will depend upon the future performance of the common stock, the executive’s continued employment with the Company or its subsidiaries, and the dates on which the stock options are exercised. The hypothetical gains shown in the table might not be achieved.

All the stock options granted to the named executive officers were granted under the Company’s 1999 Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”). The Compensation Committee, which administers the Equity Incentive Plan, has general authority to accelerate, extend, or otherwise modify the benefits under the stock options in certain circumstances within overall plan and other limitations. The Compensation Committee has no present intention to exercise that authority with respect to these stock options.

Stock Option Exercises and Values for 2005

The table below sets forth information concerning the number of stock options exercised in 2005 and the value realized upon their exercise by the executive officers named in the “Summary Compensation Information” table and the number and value of their unexercised stock options at December 31, 2005.

					Value of Unexercised
			Number of Unexercised		In-the-Money
	Shares		Stock Options at		Stock Options at
	Acquired	Value	December 31, 2005		December 31, 2005*
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

F. Barry Bays	—	$—	838,523	233,750	$11,422,303	$127,625
John K. Bakewell	—	—	137,841	126,250	1,799,546	41,750
Jeffrey G. Roberts	—	—	94,773	127,500	1,057,685	68,000
Jason P. Hood	—	—	53,998	47,500	380,041	45,400
William J. Flannery	—	—	36,806	35,225	266,895	11,350
Laurence Y. Fairey	—	—	—	—	—	—
R. Glen Coleman	90,227	1,080,879	116,250	—	—	—
Brian T. Ennis	92,500	1,138,470	—	—	—	—

*	In accordance with the SEC’s regulations, an option is “in-the-money” if the fair market value of the underlying security exceeds the exercise price of the option. In the table, the values of the unexercised in-the-money stock options are calculated by multiplying the number of underlying shares of the Company’s common stock by the difference between the fair market value of the shares and the exercise prices of the stock options. For the purposes of the table, the fair market value of the Company’s common stock on December 31, 2005, is deemed to have been $20.40 per share, which is the closing sale price of the common stock reported for transactions effected on the Nasdaq National Market on December 30, 2005, the last business day of 2005.

Compensation Committee Report on Repricing of Stock Options in 2005

In 2005, the Company upwardly repriced a stock option previously granted to Jason P. Hood, one of the executive officers named in the “Summary Compensation Information” table, by amending his stock option agreement to increase the exercise price of the option. On January 15, 2001, the Company granted Mr. Hood an option to purchase 3,636 shares of common stock at an exercise price of $4.3538 per share. The stock option vested and became exercisable in four equal annual installments of 909 shares each beginning on January 15, 2002. The Company subsequently determined that the original exercise price of the option was discounted — i.e., it was less than the fair market value of the common stock on the grant date. To eliminate the application of a higher tax rate imposed by Section 409A of the Internal Revenue Code on the compensation realized from the exercise of discounted stock options, on December 20, 2005, the Company and Mr. Hood amended his stock option agreement to increase the exercise price of the final installment of 909 shares that vested on January 15, 2005, to $5.50 per share, which was the fair market value of the common stock on the grant date. In addition, the Company paid $1,042, before taxes and other withholdings, to Mr. Hood, which represented the product of the number of affected shares multiplied by the difference between the revised exercise price and the original exercise price. The table below sets forth information regarding the repricing of Mr. Hood’s stock option, there having been no other repricings of stock options or stock appreciation rights held by any executive officer of the Company during the last ten completed years.

		Shares of	Market Price of			Length of
		Common Stock	Common Stock	Exercise Price		Original Option
		Underlying	at Time of	at Time of	New	Term Remaining at
		Option Repriced	Repricing or	Repricing or	Exercise	Date of Repricing
Name and Position	Date	or Amended	Amendment*	Amendment	Price	or Amendment

Jason P. Hood	12/20/2005	909	$19.86	$4.3538	$5.50	5 years and 25 days
Vice President, General Counsel and Secretary

*	For the purpose of the table, the market price of the Company’s common stock at the time of repricing is deemed to have been the closing sale price of the common stock reported for transactions effected on the Nasdaq National Market on December 20, 2005.

The foregoing report is provided by the undersigned members of the Compensation Committee of the Board of Directors. Elizabeth H. Weatherman, a former director of the Company who resigned on April 6, 2006, was a member of the Compensation Committee in 2005 and until her resignation. Beverly A. Huss was elected a member of the Compensation Committee on April 6, 2006.

David D. Stevens (chairman)
Beverly A. Huss
James E. Thomas

Equity Compensation Plan Information

The table below sets forth information regarding the shares of common stock to be issued upon the exercise of the outstanding stock options granted under the Company’s equity compensation plans and the shares of common stock remaining available for future issuance under the Company’s equity compensation plans as of December 31, 2005. The Company does not have any outstanding warrants or other rights to purchase shares of common stock.

			Shares of Common
			Stock Remaining
	Shares of Common Stock	Weighted-Average	Available for Future
	to be Issued upon Exercise	Exercise Price of	Issuance under Equity
Plan Category	of Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders	6,187,958	$19.55	2,001,983
Equity compensation plans not approved by security holders	—	—	—

Total	6,187,958	$19.55	2,001,983

The Company’s stockholders have approved the Equity Incentive Plan and the Company’s 2002 Employee Stock Purchase Plan (the “Stock Purchase Plan”).

The Company is authorized under the Equity Incentive Plan to grant equity-based awards in the form of stock options, stock appreciation rights, restricted stock, phantom stock units, performance share units, and stock bonuses to the employees (including executive officers), directors, and consultants of the Company and its subsidiaries. The Company is authorized to grant awards under the Equity Incentive Plan for up to 9,767,051 shares of common stock. The Company thus far has granted only stock options and stock bonuses under the Equity Incentive Plan. At December 31, 2005, the Company had issued 1,616,285 shares of common stock pursuant to stock option exercises and 69,688 shares of common stock as stock bonuses, the Company had paid cash in an amount equivalent to 52,356 shares of common stock to offset the tax consequences of the stock bonuses, and there were outstanding stock options to purchase 6,187,958 shares of common stock. As a result, at December 31, 2005, there were 1,840,764 remaining shares of common stock available for future awards under the Equity Incentive Plan.

The Stock Purchase Plan authorizes the Company to issue shares of common stock to its eligible employees. The Stock Purchase Plan divides the calendar year into two six-month plan periods, one beginning on January 1 and ending on June 30 and the other beginning on July 1 and ending on December 31. Under the Stock Purchase Plan, a participant can choose each plan period to have up to 5% of his or her annual base earnings up to $5,000 withheld to purchase shares of common stock. The purchase price of the common stock is equal to 85% of the lower of its beginning-of-period or end-of-period market price. The Company is authorized to issue up to 200,000 shares of common stock under the Stock Purchase Plan. At December 31, 2005, the Company had issued 38,781 shares of common stock to employees, leaving 161,219 shares of common stock available for future issuance under the Stock Purchase Plan.

Employment Agreements With Existing Executive Officers

The Company has entered into employment agreements with five existing executive officers named in the “Summary Compensation Information” — F. Barry Bays, Gary D. Henley, John K. Bakewell, Jeffrey G. Roberts, and Jason P. Hood. The principal terms of these executive officers’ employment agreements are summarized below.

Term.  The terms of the agreements began and will end on the respective dates shown below, subject to earlier termination under certain circumstances.

Name	Beginning Date	Ending Date

F. Barry Bays	November 22, 2005	March 31, 2007
Gary D. Henley	April 4, 2006	April 4, 2009
John K. Bakewell	November 22, 2005	March 31, 2007
Jeffrey G. Roberts	November 22, 2005	March 31, 2007
Jason P. Hood	November 22, 2005	March 31, 2007

Base Salary.  Each agreement establishes the initial annual base salary of the executive officer and provides that the Compensation Committee will review his compensation at least once per year and will make such increases in his base salary as are merited based on the executive officer’s performance and are consistent with the Company’s compensation policies. The current base salaries of the executive officers are set forth below.

Current
Name	Base Salary

F. Barry Bays	$100,000
Gary D. Henley	390,000
John K. Bakewell	244,000
Jeffrey G. Roberts	248,500
Jason P. Hood	182,000

Performance Incentive Bonus.  Each agreement provides that the executive officer is eligible to receive an annual performance incentive bonus pursuant to the Executive Performance Incentive Plan depending on whether, and to what extent, certain performance goals established by the Compensation Committee for such year have been achieved. The amount of the performance incentive bonus payable to an executive officer may vary from zero to 200% of his annual base salary. The performance incentive bonuses paid to the executive officers with respect to 2005 and prior years are set forth in the “Bonus” column of the “Summary Compensation Information” table.

Long-Term, Equity-Based Incentives.  Each agreement provides that the executive officer is eligible to receive stock options and other long-term, equity-based incentive awards granted under the Equity Incentive Plan. Information with respect to the stock options granted to the executive officers in 2005 is set forth in the “Stock Option Grants in 2005” table. In addition, under Mr. Henley’s agreement, on April 4, 2006, in connection with the commencement of his service as the President and Chief Executive Officer, the Company granted to him an option to purchase 300,000 shares of common stock under the Equity Incentive Plan. The exercise price of the option is $19.52, which is equal to the fair market value of the common stock on the grant date as determined under the Equity Incentive Plan. The stock option will vest and become exercisable in equal annual installments over a period of four years after the grant date.

Fringe Benefits.  Each agreement provides that the executive officer is eligible to participate in the fringe benefit programs, including those for medical insurance and retirement benefits, that the Company generally furnishes to its executive officers from time to time. The executive officer is required to make any generally applicable employee contribution that is required under such fringe benefit programs.

Automobile Allowance.  The agreements for Messrs. Bays, Henley, and Bakewell provide for a monthly automobile allowance of $850, $800, and $700, respectively, to cover the expenses relating to the use of their personal automobiles.

Restrictive Covenants.  Each agreement imposes on the executive officer customary restrictive covenants prohibiting his disclosure of the Company’s confidential information, requiring him to assign to the Company any intellectual property developed in connection with his employment, and prohibiting him from competing and interfering with the Company’s business. The non-competition and non-interference covenants extend for a period following the executive officer’s cessation of employment that is coterminous with the period, if any, with respect to which he receives post-employment pay and benefits from the Company.

Termination.  Each agreement allows the Company to terminate the employment of the executive officer in the event of his disability, for “cause” (as defined in the agreement), or without cause. In the event of the termination of his employment, the post-employment pay and benefits, if any, to be received by the executive officer will vary according to the basis for his termination.

•	If the Company terminates the executive officer’s employment due to his disability, the Company is required to provide to him, with respect to a period of 12 months after the termination date, (a) his base salary for such period at his base salary on the termination date, minus any amount that he receives under any disability insurance policy or plan that the Company or he maintains or under Social Security or any similar law, and (b) continued coverage for such period under the Company’s health benefit and life insurance programs on the same terms that were applicable on the termination date.

•	If the Company terminates the executive officer’s employment for cause, or if the executive officer resigns from his employment with the Company (which resignation in the case of Mr. Hood is other than for “good reason” (as defined in his agreement)), the Company may, but is not obligated to, provide to him, with respect to a period of up to 24 months after his termination or resignation, as determined by the Company in its sole and absolute discretion, his base salary for such period at his base salary on the termination date or resignation date.

•	If the Company terminates the executive officer’s employment without cause, or if after a “change in control” (as defined in the agreement) of the Company the term of the agreement expires and the executive officer’s employment is terminated without cause within 12 months after such expiration, or in the case of Mr. Hood if he resigns from his employment with the Company for good reason, the Company is required to provide to him, with respect to a period of between 12 and 24 months after his termination, as determined by the Company in its sole and absolute discretion, (a) his base salary for such period at the greater of his base salary on the expiration date or his base salary on the termination date, and (b) continued coverage for such period under the Company’s health benefit and life insurance programs on the same terms that were applicable on the termination date.

In each case, the executive officer’s right to receive post-employment pay and benefits is subject to his compliance with the non-competition and non-interference covenants contained in the agreement.

Gross-Up Payment.  Each agreement provides that the Company will make a gross-up payment (as defined in the agreement) to the executive officer in the event that he becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The gross-up payment will be equal to an amount such that after the executive officer timely pays the gross-up payment to the appropriate taxing authority(ies), his liability for all taxes would be the same as if no excise tax applied.

Severance Agreements With Former Executive Officers

The Company has entered into severance agreements with three former executive officers named in the “Summary Compensation Information” table whose employment with the Company ceased in 2005 — Laurence Y. Fairey, R. Glen Coleman, and Brian T. Ennis. The principal terms and conditions of these former executive officers’ severance agreements are summarized below.

Laurence Y. Fairey.  On October 5, 2005, the Company entered into a severance agreement with Laurence Y. Fairey pursuant to which he resigned from his positions as a director and the President and Chief Executive Officer of the Company effective as of such date. Under the agreement, in exchange for certain releases and covenants by Mr. Fairey, the Company agreed to provide him with severance consisting of (a) his base salary with respect to a period of 24 months after his termination at his base salary on the termination date, (b) the base salary equivalent of his earned and unused vacation for 2005, (c) paid continuation coverage under the Company’s group medical, dental and vision insurance plans pursuant to COBRA for a period of 18 months after his termination, and (d) $200 to be applied to Mr. Fairey’s legal costs for review of the agreement. The Company paid a total of $738,460 in severance to Mr. Fairey under the agreement.

R. Glen Coleman.  On October 17, 2005, the Company entered into a severance agreement with R. Glen Coleman pursuant to which he was terminated from his position as the President — U.S. Sales and Marketing of the

Company effective as of such date. Under the agreement, in exchange for certain releases and covenants by Mr. Coleman, the Company agreed to provide him with severance consisting of (a) his base salary with respect to a period of 13 months after his termination at his base salary on the termination date, (b) the base salary equivalent of his earned and unused vacation for 2005, (c) paid continuation coverage under the Company’s group medical, dental and vision insurance plans for a period of 12 months after his termination, and (d) $200 to be applied to Mr. Coleman’s legal costs for review of the agreement. The Company paid a total of $288,160 in severance to Mr. Coleman under the agreement.

Brian T. Ennis.  On April 25, 2005, the Company entered into a severance agreement with Brian T. Ennis pursuant to which he resigned from his position as the President — International of the Company effective as of April 1, 2005. Under the agreement, Mr. Ennis became an Assistant to the President of the Company from April 1, 2005, to July 31, 2005, whereupon his employment was terminated. In exchange for certain releases and covenants by Mr. Ennis, the Company agreed to provide him with severance consisting of (a) his base salary with respect to a period of 12 months after his termination at his base salary on the termination date, (b) paid continuation coverage under the Company’s group medical, dental and vision insurance plans pursuant to COBRA for such 12-month period, (c) professional outplacement services, and (d) $200 to be applied to Mr. Ennis’s legal costs for review of the agreement. The Company paid a total of $244,972 in severance to Mr. Ennis under the agreement.

Comparison of Total Stockholder Returns

The graph below compares the cumulative total stockholder returns for the period from July 13, 2001 (when trading in the Company’s common stock commenced on the Nasdaq National Market following the Company’s initial public offering) to December 31, 2005, for the Company’s common stock, an index composed of United States companies whose stock is listed on the Nasdaq Stock Market (the “Nasdaq U.S. Companies Index”), and an index consisting of Nasdaq-listed companies in the surgical, medical, and dental instruments and supplies industry (the “Nasdaq Medical Equipment Companies Index”). The graph assumes that $100.00 was invested on July 13, 2001, in the Company’s common stock, the Nasdaq U.S. Companies Index, and the Nasdaq Medical Equipment Companies Index, and that all dividends were reinvested. Total returns for the two Nasdaq indices are weighted based on the market capitalization of the companies included therein. Historic stock price performance is not indicative of future stock price performance. The Company does not make or endorse any prediction as to future stock price performance.

Cumulative Total Stockholder Returns
Based on Reinvestment of $100.00 Beginning on July 13, 2001

	7/13/2001	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005

Wright Medical Group, Inc.	$100.00	$114.70	$111.80	$194.70	$182.60	$130.70
Nasdaq U.S. Companies Index	100.00	93.50	64.60	96.60	105.20	107.40
Nasdaq Medical Equipment Companies Index	100.00	104.20	85.20	124.40	145.40	160.40

Source: Center for Research in Security Prices, University of Chicago Graduate School of Business

OTHER MATTERS

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to the Company in accordance with their best judgment.

ADDITIONAL INFORMATION

Solicitation of Proxies

The Company will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile or other electronic means or in person. The Company will pay the proxy solicitation costs. The Company has engaged MacKenzie Partners, Inc., to assist in soliciting proxies for a fee not to exceed $10,000 plus the reimbursement of its reasonable out-of-pocket expenses. The Company will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. The Company requests that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses.

Mailing Address of Principal Executive Office

The mailing address of the Company’s principal executive office is Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

Stockholder Proposals for Inclusion in Proxy Statement for 2007 Annual Meeting of Stockholders

To be considered for inclusion in the Company’s proxy statement for the 2007 annual meeting of stockholders, a stockholder proposal must be received by the Company no later than the close of business on December 16, 2006. Stockholder proposals must be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002. The Company will not be required to include in its proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Delaware corporate law.

Other Stockholder Proposals for Presentation at 2007 Annual Meeting of Stockholders

For any proposal that is not submitted for inclusion in the Company’s proxy statement for the 2007 Annual Meeting of Stockholders, but is instead sought to be presented directly at the meeting, the SEC’s rules permit management to vote proxies in its discretion if: (1) the Company receives notice of the proposal before the close of business on March 1, 2007, and advises stockholders in the proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) the Company does not receive notice of the proposal prior to the close of business on March 1, 2007. Notices of intention to present proposals at the 2007 annual meeting of stockholders should be sent to Corporate Secretary, Wright Medical Group, Inc., 5677 Airline Road, Arlington, Tennessee 38002.

By Order of the Board of Directors,

Jason P. Hood
Secretary

Arlington, Tennessee
April 21, 2006

Wright Medical Group, Inc.	5677 Airline Road, Arlington, Tennessee 38002	901-867-9971	www.wmt.com
April 21, 2006
Dear Stockholder:
It is a great pleasure to have this opportunity to provide you with our 2005 Annual Report and the Proxy Statement for our 2006 Annual Meeting of Stockholders. The Annual Report discusses our performance in 2005 as well as our business strategy for the future. The Proxy Statement provides you with information relating to the business to be conducted at our annual meeting on May 11, 2006.
YOUR VOTE IS IMPORTANT!
You can submit your proxy in one of two ways:
1.	Call toll-free 1-800-PROXIES (1-800-776-9437) on a touch-tone telephone at any time and follow the instructions on the reverse side; or

2.	Complete, sign, date, and return your proxy card in the accompanying envelope.
Thank you for your continued interest in, and ownership of, Wright Medical Group, Inc.
Sincerely,
F. Barry Bays
Executive Chairman of the Board

PROXY	PROXY
WRIGHT MEDICAL GROUP, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The 2006 Annual Meeting of Stockholders of Wright Medical Group, Inc. (the “Company”) will be held at the Doubletree Hotel, located at 5069 Sanderlin Avenue, Memphis, Tennessee, on May 11, 2006, beginning at 3:30 p.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2006 Annual Meeting of Stockholders and Proxy Statement dated April 21, 2006, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.
     The undersigned hereby appoints F. Barry Bays, John K. Bakewell, and Jason P. Hood, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of the Company owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.
     The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.
(Continued and to be signed on the reverse side)

2006 ANNUAL MEETING OF STOCKHOLDERS
OF
WRIGHT MEDICAL GROUP, INC.
May 11, 2006
PROXY VOTING INSTRUCTIONS
TELEPHONE – Please call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.
               – OR –
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions as 1-800-PROXIES up until 11:59 p.m. (Eastern Time) the day before the meeting date.
▼ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒
1.	To elect seven directors to serve on the Board of Directors of the Company for a term of one year.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT (See instructions below.)

	NOMINEES:	¡	F. Barry Bays
		¡	Martin J. Emerson
		¡	Gary D. Henley
		¡	Beverly A. Huss
		¡	David D. Stevens
		¡	Thomas E. Timbie
		¡	James T. Treace
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee from whom you wish to withhold your vote as shown here: •
2.	To ratify the selection of KPMG LLP as the Company’s independent auditor for 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN

With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.
To change the address on your account, please check the box at right and indicate your new address in the address space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, please sign the full name of the entity by the duly authorized officer, partner or member, respectively.